                                                Exhibit 99.1

Contact:
Sean McHugh
Vice President & Treasurer
(678) 791-7615

Carter’s, Inc. Reports Fourth Quarter and Fiscal Year 2023 Results
•Fourth quarter fiscal 2023 results
◦Net sales $858 million vs. $912 million in Q4 2022
◦Operating margin 15.9% vs. 12.0% in Q4 2022; adjusted operating margin 15.9% vs. 13.0% in Q4 2022
◦Diluted EPS $2.90 vs. $2.11 in Q4 2022; adjusted diluted EPS $2.76 vs. $2.29 in Q4 2022
•Fiscal year 2023 results
◦Net sales $2.9 billion vs. $3.2 billion in 2022
◦Operating margin 11.0% vs. 11.8% in 2022; adjusted operating margin 11.1% vs. 12.1% in 2022
◦Diluted EPS $6.24 vs. $6.34 in 2022; adjusted diluted EPS $6.19 vs. $6.90 in 2022
◦Operating cash flow $529 million
◦$212 million returned to shareholders through share repurchases and dividends
•Fiscal year 2024 outlook1:
◦Low single-digit growth in net sales to approximately $3.0 billion
◦Mid single-digit growth in adjusted operating income
◦Mid single-digit growth in adjusted diluted EPS
•Board of Directors declares 7% increase in quarterly dividend to $0.80 per share
ATLANTA, February 27, 2024 -- Carter’s, Inc. (NYSE:CRI), the largest branded marketer of young children’s apparel in North America, today reported its fourth quarter and fiscal 2023 results.
“We saw an improving trend in the demand for our brands in the final weeks of 2023,” said Michael D. Casey, Chairman and Chief Executive Officer. “Sales improved sequentially each month in the fourth quarter and drove higher than expected earnings. Our focus on product innovation, inventory management,
1 Refer to “Business Outlook” section of this release for additional information regarding reconciliations of forward-looking non-GAAP financial measures.

pricing discipline, and cash flow enabled over 20% growth in earnings per share in the fourth quarter and over $500 million of operating cash flow for the year.
“In the fourth quarter, we saw higher than planned demand in our U.S. Wholesale business driven by improved replenishment trends, on-time deliveries, and earlier demand for our new Spring 2024 product offerings. We saw lower than planned sales in our U.S. Retail and International segments largely due to sluggish traffic to our stores and websites earlier in the quarter due, we believe, to warmer weather and the related impact on demand for our fall and winter product offerings.
“For the year, our sales and earnings continued to reflect the lingering effects of inflation weighing on families with young children. We saw a noteworthy correlation between the improved consumer sentiment late in the year and the trend in our sales. That favorable trend in sales continued into the early weeks of 2024. With the continued moderation in inflation, growth in real wages, and low unemployment, we believe market conditions may improve in the year ahead.
“Carter’s continues to be the market leader in young children’s apparel with unparalleled relationships with the largest retailers in North America. Our brands are sold through over 20,000 points of sale worldwide. No other company in young children’s apparel has broader distribution capabilities serving the needs of families with young children.
“Carter’s has built a resilient multichannel business model which has historically enabled a double digit operating margin, strong operating cash flow, low leverage, and the return of excess capital to our shareholders.
“During the market disruptions in recent years caused by the global pandemic and historic inflation, we focused on higher margin sales driven by strengthening our product offerings, the closure of lower margin stores, leaner inventories, and improved price realization. We expect that these improvements to our operating disciplines will enable Carter’s to grow sales and earnings in 2024.
“We enter the new year with a better mix and level of inventories. Inventories last year were reduced by nearly 30% driven by the reduction of excess inventories that grew when inflation surged in 2022 and consumer demand slowed.
“Our growth this year is expected to be driven by our U.S. Retail and U.S. Wholesale segments. International demand for our brands is expected to be comparable to last year, with sales impacted by market disruptions in the Middle East and Europe, and inflationary pressures weighing on consumers in Canada.

“We believe Carter’s is best in class in young children’s apparel. As demonstrated in recent years, Carter’s has multiple levers that have enabled us to manage through historic periods of market volatility, and we believe we are well positioned to benefit from the market recovery in the years ahead.”
Adjustments to Reported GAAP Results
In addition to the results presented in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements, as presented below. The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company’s underlying performance. These measures are presented for informational purposes only. See “Reconciliation of Adjusted Results to GAAP” section of this release for additional disclosures and reconciliations regarding these non-GAAP financial measures.

	Fourth Fiscal Quarter
	2023				2022
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$136.1	15.9%	$106.5	$2.90	$109.5	12.0%	$80.2	$2.11
Benefit from credit card settlement	—		(5.3)	(0.14)	—		—	—
Intangible asset impairment	—		—	—	9.0		6.9	0.18
As adjusted	$136.0	15.9%	$101.2	$2.76	$118.5	13.0%	$87.0	$2.29

	Fiscal Year
	2023				2022
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$323.4	11.0%	$232.5	$6.24	$379.2	11.8%	$250.0	$6.34
Organizational restructuring	4.4		3.4	0.09	—		—	—
Benefit from credit card settlement	—		(5.3)	(0.14)	—		—	—
Loss on extinguishment of debt	—		—	—	—		15.2	0.38
Intangible asset impairment	—		—	—	9.0		6.9	0.17
As adjusted	$327.8	11.1%	$230.6	$6.19	$388.2	12.1%	$272.0	$6.90
Note: Results may not be additive due to rounding.
Consolidated Results
The discussion of results below is presented on an adjusted (non-GAAP) basis where noted.
Fourth Quarter of Fiscal 2023 compared to Fourth Quarter of Fiscal 2022
Net sales decreased $54.3 million, or 5.9%, to $857.9 million, compared to $912.1 million in the fourth quarter of fiscal 2022. Macroeconomic factors, including inflation, higher interest rates, higher consumer debt levels, and uncertain probability of recession negatively affected demand from consumers in the quarter. Unseasonably warm weather also adversely affected demand for our fall and holiday product offerings earlier in the quarter. Demand in our North American retail businesses improved during the Thanksgiving holiday shopping period and continued through the end of the year. Our fiscal fourth quarter of 2023 performance reflected declines in U.S. Retail and U.S. Wholesale segment net sales, partially offset by growth in International segment net sales. U.S. Retail and U.S. Wholesale net sales declined 8.9% and 5.1%, respectively, while International net sales grew 4.6%. U.S. Retail comparable net sales declined 10.8%. Changes in foreign currency exchange rates used for translation in the fourth quarter of fiscal 2023, as compared to the fourth quarter of fiscal 2022, had a favorable effect on consolidated net sales of approximately $2.2 million, or 0.2%.
Operating income increased $26.5 million, or 24.2%, to $136.1 million, compared to $109.5 million in the fourth quarter of fiscal 2022. Operating margin increased 390 basis points to 15.9%, reflecting favorable ocean freight rates, lower inventory provisions, decreased distribution and freight costs, and lower marketing expense, partially offset by fixed cost deleverage on lower sales and higher performance-based compensation provisions. Fourth quarter fiscal 2022 results included a pre-tax charge of $9.0 million related to the write-down of the Skip Hop tradename asset recorded at the time of the acquisition of the Skip Hop business in February 2017. The growth in fourth quarter operating income of 24.2% reflected an improvement in trend in the business and compares to a 30.5% decline in operating income in the first three quarters of fiscal 2023.
Adjusted operating income (a non-GAAP measure) increased $17.5 million, or 14.8%, to $136.0 million, compared to $118.5 million in the fourth quarter of fiscal 2022. Adjusted operating margin increased 290 basis points to 15.9%, reflecting favorable ocean freight rates, lower inventory provisions, decreased distribution and freight costs, and lower marketing expense, partially offset by fixed cost deleverage on lower sales and higher performance-based compensation provisions. The growth in fourth quarter adjusted operating income of 14.8% reflects an improvement in trend in the business and compares to a 28.9% decline in adjusted operating income in the first three quarters of fiscal 2023.
Net income increased $26.3 million, or 32.8%, to $106.5 million, compared to $80.2 million in the fourth quarter of fiscal 2022. Diluted earnings per share increased 37.5% to $2.90, compared to $2.11 in the prior year period. Fourth quarter fiscal 2023 results included an after-tax benefit of $5.3 million resulting from a court-approved settlement related to credit card industry anti-trust litigation. Fourth quarter fiscal 2022 results included an after-tax charge of $6.9 million related to the write-down of the Skip Hop tradename.
Adjusted net income (a non-GAAP measure) increased $14.2 million, or 16.3%, to $101.2 million, compared to $87.0 million in the fourth quarter of fiscal 2022. Adjusted diluted earnings per share (a non-GAAP measure) increased 20.6% to $2.76, compared to $2.29 in the fourth quarter of fiscal 2022.

Fiscal Year 2023 compared to Fiscal Year 2022
Consolidated net sales decreased $267.1 million, or 8.3%, to $2.95 billion. Macroeconomic factors, as noted in the discussion of fourth quarter results above, negatively affected demand from consumers and wholesale customers. U.S. Retail, U.S. Wholesale, and International segment net sales declined 10.6%, 6.1%, and 5.1%, respectively. U.S. Retail comparable net sales declined 12.2%. Changes in foreign currency exchange rates used for translation in fiscal 2023, as compared to fiscal 2022, had an immaterial effect on consolidated net sales.
Operating income in fiscal 2023 decreased $55.8 million, or 14.7%, to $323.4 million, compared to $379.2 million in fiscal 2022. Operating margin decreased 80 basis points to 11.0%, reflecting fixed cost deleverage on lower sales, higher performance-based compensation provisions, and increased professional fees, partially offset by favorable ocean freight rates and lower inventory provisions. Fiscal 2023 results included a pre-tax charge of $4.4 million related to organizational restructuring. Fiscal 2022 results included a pre-tax charge of $9.0 million related to the write-down of the Skip Hop tradename.
Adjusted operating income (a non-GAAP measure) decreased $60.4 million, or 15.5% to $327.8 million, compared to $388.2 million in fiscal 2022. Adjusted operating margin decreased 100 basis points to 11.1%, reflecting fixed cost deleverage on lower sales, higher performance-based compensation provisions, and increased professional fees, partially offset by favorable ocean freight rates and lower inventory provisions.
Net income in fiscal 2023 decreased $17.5 million, or 7.0%, to $232.5 million, compared to $250.0 million in fiscal 2022. Diluted earnings per share decreased 1.6% to $6.24, compared to $6.34 in fiscal 2022. Fiscal 2023 results included an after-tax benefit of $5.3 million resulting from a court-approved settlement related to credit card industry anti-trust litigation and charge of $3.4 million related to organizational restructuring. Fiscal 2022 results included after-tax charges of $15.2 million related to a loss on extinguishment of debt and $6.9 million related to the write-down of the Skip Hop tradename.
Adjusted net income (a non-GAAP measure) decreased $41.4 million, or 15.2%, to $230.6 million compared to $272.0 million in fiscal 2022. Adjusted earnings per diluted share (a non-GAAP measure) decreased 10.3% to $6.19, compared to $6.90 in fiscal 2022.
Net cash provided by operations in fiscal 2023 was $529.1 million compared to $88.4 million in fiscal 2022. The improved operating cash flow principally reflected favorable changes in working capital, primarily lower inventories, and lower payments of performance-based compensation.

See the “Business Segment Results” and “Reconciliation of Adjusted Results to GAAP” sections of this release for additional disclosures regarding business segment performance and non-GAAP measures.
Organizational Restructuring and Corporate Office Lease Amendment
Since the global pandemic, the Company has undertaken several organizational restructurings which have collectively reduced corporate offices headcount by approximately 15%. Actions taken in fiscal 2023 resulted in a pre-tax charges of $6.2 million related to severance and other termination benefits and are expected to yield ongoing savings of approximately $18 million on an annualized basis beginning in 2024.
During the first quarter of fiscal 2023, the Company executed an amendment to the lease of its corporate headquarters in Atlanta, Georgia. As a result of the related reduction in leased office space, the Company recorded a net gain of approximately $1.8 million related to the partial termination of the lease in the first quarter of fiscal 2023. This action is expected to result in approximately $1 million in annualized savings beginning in 2024.
The above organizational restructuring and corporate office lease amendment charges have been included as adjustments to our fiscal 2023 reported GAAP results.
Liquidity and Financial Position
The Company’s total liquidity at the end of fiscal 2023 was $1.2 billion, comprised of cash and cash equivalents of $351 million and $846 million in unused borrowing capacity on the Company’s $850 million secured revolving credit facility.
Return of Capital
In the fourth quarter and fiscal 2023, the Company returned to shareholders a total of $60.0 million and $212.0 million, respectively, through share repurchases and cash dividends as described below.
•Share repurchases: During the fourth quarter of fiscal 2023, the Company repurchased and retired approximately 0.5 million shares of its common stock for $32.5 million at an average price of $69.10 per share. During fiscal 2023, the Company repurchased and retired approximately 1.4 million shares for $100.0 million at an average price of $69.17 per share. Fiscal 2023 share repurchases represented approximately 3.8% of common shares outstanding as of the beginning of fiscal year 2023. All shares were repurchased in open market transactions pursuant to applicable regulations for such transactions. As of December 30, 2023, the total remaining capacity under the Company’s previously announced repurchase authorizations was approximately $649.5 million.

•Dividends: During the fourth quarter of fiscal 2023, the Company paid a cash dividend of $0.75 per common share totaling $27.5 million. In fiscal 2023, the Company paid quarterly cash dividends of $0.75 per common share each quarter totaling $112.0 million.
On February 26, 2024, the Company’s Board of Directors declared a 7% increase ($0.05 per share) to its quarterly cash dividend, to $0.80 per share, for payment on March 29, 2024, to shareholders of record at the close of business on March 11, 2024.
From the inception of our return of capital initiatives in fiscal 2007 through fiscal 2023, the Company has returned a total of $3.2 billion to shareholders through share repurchases and dividends.
The Company’s Board of Directors will evaluate future distributions of capital, including dividends and share repurchases, based on a number of factors, including business conditions, the Company’s financial performance, and other considerations.
Business Outlook
We do not reconcile forward-looking adjusted operating income or adjusted diluted earnings per share to their most directly comparable GAAP measures because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations that are not within our control due to factors described above, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future operating income or diluted EPS, the most directly comparable GAAP metrics to adjusted operating income and adjusted diluted earnings per share, respectively.
For fiscal year 2024, the Company expects:
•Low single-digit growth in net sales to approximately $3.0 billion ($2.95 billion in fiscal 2023);
•Mid single-digit growth in adjusted operating income ($328 million in fiscal 2023);
•Mid single-digit growth in adjusted diluted earnings per share ($6.19 in fiscal 2023);
•Operating cash flow in excess of $250 million; and
•Capital expenditures of $80 million.
Our forecast for fiscal year 2024 assumes:
•Improved macroeconomic environment and consumer demand as the year progresses;
•Sales and earnings growth weighted to the second half;
•Continued conservative inventory commitments by wholesale customers;
•Gross margin expansion, driven by lower ocean freight rates, lower product costs, and growth in higher margin retail sales;

•Increased SG&A, reflecting higher growth-related investments and inflation, partially offset by productivity initiatives;
•Higher interest expense and effective tax rate; and
•Lower average number of shares outstanding.
For the first quarter of fiscal 2024, the Company expects approximately:
•$620 million to $645 million in net sales ($696 million in Q1 fiscal 2023);
•$35 million to $40 million in adjusted operating income ($58 million in Q1 fiscal 2023); and
•$0.60 to $0.70 in adjusted diluted earnings per share ($0.98 Q1 fiscal 2023).
Our forecast for the first quarter of fiscal 2024 assumes:
•A mid single-digit to high single-digit decline in U.S. Retail sales, a mid-teens decline in U.S. Wholesale sales (reflecting earlier demand for our spring product offerings and lower off-price channel sales), and a low single-digit to mid single-digit decline in International sales;
•Gross margin expansion, reflecting lower inbound freight rates, lower product costs, and favorable channel mix;
•Increased SG&A, driven by new store openings and higher performance-based compensation provisions;
•Lower interest expense and effective tax rate; and
•Lower average number of shares outstanding.
Conference Call
The Company will hold a conference call with investors to discuss fourth quarter and fiscal 2023 results and its business outlook on February 27, 2024 at 8:30 a.m. Eastern Standard Time. To listen to a live webcast and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Webcasts & Presentations.” To access the call by phone, please preregister on https://register.vevent.com/register/BIaee6e086e7574b0db4355d2c2a89c065 to receive your dial-in number and unique passcode.
A webcast replay will be available shortly after the conclusion of the call at ir.carters.com.
About Carter’s, Inc.
Carter’s, Inc. is the largest branded marketer in North America of apparel exclusively for babies and young children. The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace. These brands are sold through over 1,000 Company-operated stores in the United States, Canada, and Mexico and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. Carter’s is the largest supplier of young children’s apparel to the largest retailers in North America. Its brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally. The Company’s Child of Mine brand is available at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon.com. The Company also owns Little Planet, a brand focused on organic fabrics and sustainable materials, and Skip Hop, a global lifestyle brand for families with young children. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.
Forward Looking Statements
Statements contained in this press release that are not historical fact and use predictive words such as “estimates”, “outlook”, “guidance”, “expect”, “believe”, “intend”, “designed”, “target”, “plans”, “may”, “will”, “are confident” and similar words are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed in this press release. These risks and uncertainties include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the Company’s most recently filed Annual Report on Form 10-K, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: the continuing effects of the novel coronavirus (COVID-19) pandemic; changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; continued inflationary pressures with respect to labor and raw materials and global supply chain constraints that have, and could continue, to affect freight, transit, and other costs; risks related to geopolitical conflict, including ongoing geopolitical challenges between the United States and China, the ongoing hostilities in Ukraine and Israel, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to a shutdown of the U.S. government; financial difficulties for one or more of our major customers; an overall decrease in consumer spending, including, but not limited to, decreases in birth rates; our products not being accepted in the marketplace and our failure to manage our inventory; increased competition in the market place; diminished value of our brands; the failure to protect our intellectual property; the failure to comply with applicable quality standards or regulations; unseasonable or extreme weather conditions; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data; increased margin pressures, including increased cost of materials and labor and our inability to successfully increase prices to offset these increased costs; our foreign sourcing arrangements; disruptions in our supply chain, including increased transportation and freight costs; the management and expansion of our business domestically and internationally; the acquisition and integration of other brands and businesses; changes in our tax obligations, including additional customs, duties or tariffs; fluctuations in foreign currency exchange rates;

risks associated with corporate responsibility issues; our ability to achieve our forecasted financial results for the fiscal year; our continued ability to declare and pay a dividend and conduct share repurchases in future periods; our planned opening and closing of stores during the fiscal year; and other risks detailed in the Company’s periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	For the fiscal quarter ended		For the fiscal year ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net sales	$857,864	$912,129	$2,945,594	$3,212,733
Cost of goods sold	439,689	496,580	1,549,659	1,740,375
Gross profit	418,175	415,549	1,395,935	1,472,358
Royalty income, net	4,837	5,471	21,410	25,820
Selling, general, and administrative expenses	286,952	302,473	1,093,940	1,110,007
Intangible asset impairment	—	9,000	—	9,000
Operating income	136,060	109,547	323,405	379,171
Interest expense	7,631	9,285	33,973	42,781
Interest income	(2,007)	(394)	(4,776)	(1,261)
Other (income) expense, net	(7,516)	200	(8,034)	975
Loss on extinguishment of debt	—	—	—	19,940
Income before income taxes	137,952	100,456	302,242	316,736
Income tax provision	31,441	20,277	69,742	66,698
Net income	$106,511	$80,179	$232,500	$250,038

Basic net income per common share	$2.90	$2.11	$6.24	$6.34
Diluted net income per common share	$2.90	$2.11	$6.24	$6.34
Dividend declared and paid per common share	$0.75	$0.75	$3.00	$3.00

CARTER’S, INC.
CONDENSED BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	For the fiscal quarter ended				For the fiscal year ended
	December 30, 2023	% of total sales	December 31, 2022	% of total sales	December 30, 2023	% of total sales	December 31, 2022	% of total sales
Net sales:
U.S. Retail	$479,798	56.0%	$526,495	57.7%	$1,501,780	51.0%	$1,680,159	52.3%
U.S. Wholesale	247,389	28.8%	260,699	28.6%	1,014,584	34.4%	1,080,471	33.6%
International	130,677	15.2%	124,935	13.7%	429,230	14.6%	452,103	14.1%
Total consolidated net sales	$857,864	100.0%	$912,129	100.0%	$2,945,594	100.0%	$3,212,733	100.0%

Operating income:		Operating margin		Operating margin		Operating margin		Operating margin
U.S. Retail	$87,487	18.2%	$89,240	16.9%	$190,620	12.7%	$252,497	15.0%
U.S. Wholesale	51,846	21.0%	27,571	10.6%	198,849	19.6%	161,659	15.0%
International	21,746	16.6%	16,953	13.6%	44,940	10.5%	56,617	12.5%
Corporate expenses (*)	(25,019)	n/a	(24,217)	n/a	(111,004)	n/a	(91,602)	n/a
Total operating income	$136,060	15.9%	$109,547	12.0%	$323,405	11.0%	$379,171	11.8%

(*)Unallocated corporate expenses include corporate overhead expenses that are not directly attributable to one of our business segments and include unallocated accounting, finance, legal, human resources, and information technology expenses, occupancy costs for our corporate headquarters, and other benefit and compensation programs, including performance-based compensation.

(dollars in millions)	Fiscal quarter ended December 30, 2023			Fiscal year ended December 30, 2023
Charges:	U.S. Retail	U.S. Wholesale	International	U.S. Retail	U.S. Wholesale	International
Organizational restructuring (*)	$—	$—	$—	$—	$0.1	$0.2
(*)The fiscal year ended December 30, 2023 includes a charge of $4.1 million recorded in Corporate expenses related to organizational restructuring and related corporate office lease amendment actions.

(dollars in millions)	Fiscal quarter ended December 31, 2022			Fiscal year ended December 31, 2022
Charges:	U.S. Retail	U.S. Wholesale	International	U.S. Retail	U.S. Wholesale	International
Skip Hop tradename impairment charge	$0.4	$5.6	$3.0	$0.4	$5.6	$3.0

.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)

	December 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$351,213	$211,748
Accounts receivable, net of allowance for credit losses of $4,754 and $7,189, respectively	183,774	198,587
Finished goods inventories	537,125	744,573
Prepaid expenses and other current assets	29,131	33,812
Total current assets	1,101,243	1,188,720
Property, plant, and equipment, net	183,111	189,822
Operating lease assets	528,407	492,335
Tradenames, net	298,186	298,393
Goodwill	210,537	209,333
Customer relationships, net	27,238	30,564
Other assets	29,891	30,548
Total assets	$2,378,613	$2,439,715

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$242,149	$264,078
Current operating lease liabilities	135,369	142,432
Other current liabilities	134,344	122,439
Total current liabilities	511,862	528,949
Long-term debt, net	497,354	616,624
Deferred income taxes	41,470	41,235
Long-term operating lease liabilities	448,810	421,741
Other long-term liabilities	33,867	34,757
Total liabilities	$1,533,363	$1,643,306

Shareholders’ equity:
Preferred stock; par value $0.01 per share; 100,000 shares authorized; none issued or outstanding	$—	$—
Common stock, voting; par value $0.01 per share; 150,000,000 shares authorized; 36,551,221 and 37,692,132 shares issued and outstanding, respectively	366	377
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(23,915)	(34,338)
Retained earnings	868,799	830,370
Total shareholders’ equity	845,250	796,409
Total liabilities and shareholders’ equity	$2,378,613	$2,439,715

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousand)
(unaudited)

	For the fiscal year ended
	December 30, 2023	December 31, 2022
Cash flows from operating activities:
Net income	$232,500	$250,038
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	60,407	61,543
Amortization of intangible assets	3,732	3,733
(Recoveries of) provisions for excess and obsolete inventory, net	(10,439)	5,039
Intangible asset impairments	—	9,000
Gain on partial termination of corporate lease	(4,366)	—
Other asset impairments and loss on disposal of property, plant and equipment, net of recoveries	3,078	372
Amortization of debt issuance costs	1,586	1,950
Stock-based compensation expense	19,463	21,879
Unrealized foreign currency exchange gain, net	(207)	(78)
Provisions for doubtful accounts receivable from customers	471	75
Loss on extinguishment of debt	—	19,940
Unrealized (gain) loss on investments	(2,237)	2,475
Deferred income tax benefit	(600)	(740)
Other	—	919
Effect of changes in operating assets and liabilities:
Accounts receivable	15,453	32,683
Finished goods inventories	222,920	(106,763)
Prepaid expenses and other assets	4,317	14,897
Accounts payable and other liabilities	(16,946)	(228,601)
Net cash provided by operating activities	$529,132	$88,361

Cash flows from investing activities:
Capital expenditures	$(59,860)	$(40,364)
Net cash used in investing activities	$(59,860)	$(40,364)

Cash flows from financing activities:
Payment of senior notes due 2025	$—	$(500,000)
Premiums paid to extinguish debt	—	(15,678)
Payments of debt issuance costs	—	(2,420)
Borrowings under secured revolving credit facility	70,000	240,000
Payments on secured revolving credit facility	(190,000)	(120,000)
Repurchase of common stock	(100,034)	(299,667)
Dividends paid	(112,005)	(118,113)
Withholdings from vesting of restricted stock	(5,024)	(6,930)
Proceeds from exercise of stock options	4,418	4,457
Other	—	(919)
Net cash used in financing activities	$(332,645)	$(819,270)

Net effect of exchange rate changes on cash	2,838	(1,273)
Net increase (decrease) in cash and cash equivalents	$139,465	$(772,546)
Cash and cash equivalents, beginning of fiscal year	211,748	984,294
Cash and cash equivalents, end of fiscal year	$351,213	$211,748

CARTER’S, INC.
RECONCILIATION OF ADJUSTED RESULTS TO GAAP
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal quarter ended December 30, 2023
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$418.2	48.7%	$287.0	33.4%	$136.1	15.9%	$31.4	$106.5	$2.90
Benefit from credit card settlement (b)	—		—		—		(1.7)	(5.3)	(0.14)
As adjusted (a)	$418.2	48.7%	$287.0	33.5%	$136.0	15.9%	$29.8	$101.2	$2.76

	Three Fiscal Quarters Ended September 30, 2023
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$977.8	46.8%	$807.0	38.7%	$187.3	9.0%	$38.3	$126.0	$3.36
Organizational restructuring (c)	—		(4.4)		4.4		1.0	3.4	0.09
As adjusted (a)	$977.8	46.8%	$802.6	38.4%	$191.8	9.2%	$39.3	$129.4	$3.45

	Fiscal year ended December 30, 2023
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$1,395.9	47.4%	$1,093.9	37.1%	$323.4	11.0%	$69.7	$232.5	$6.24
Organizational restructuring (c)	—		(4.4)		4.4		1.0	3.4	0.09
Benefit from credit card settlement (b)	—		—		—		(1.7)	(5.3)	(0.14)
As adjusted (a)	$1,395.9	47.4%	$1,089.5	37.0%	$327.8	11.1%	$69.1	$230.6	$6.19

	Fiscal quarter ended December 31, 2022
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$415.5	45.6%	$302.5	33.2%	$109.5	12.0%	$20.3	$80.2	$2.11
Intangible asset impairment (d)	—		—		9.0		2.1	6.9	0.18
As adjusted (a)	$415.5	45.6%	$302.5	33.2%	$118.5	13.0%	$22.4	$87.0	$2.29

	Fiscal year ended December 31, 2022
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$1,472.4	45.8%	$1,110.0	34.6%	$379.2	11.8%	$66.7	$250.0	$6.34
Intangible asset impairment (d)	—		—		9.0		2.1	6.9	0.17
Loss on extinguishment of debt (e)	—		—		—		4.8	15.2	0.38
As adjusted (a)	$1,472.4	45.8%	$1,110.0	34.6%	$388.2	12.1%	$73.6	$272.0	$6.90

	Fiscal Quarter Ended April 1, 2023
	Gross Profit	% Net Sales	SG&A	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$309.5	44.5%	$259.6	37.3%	$56.4	8.1%	$11.7	$36.0	$0.95
Organizational restructuring (c)	—		(1.2)		1.2		0.3	0.9	0.03
As adjusted (a)	$309.5	44.5%	$258.5	37.1%	$57.5	8.3%	$12.0	$36.9	$0.98

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present gross profit, SG&A, operating income, income taxes, net income, and net income on a diluted share basis excluding the adjustments discussed above. The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance. These measures are used by the Company's executive management to assess the Company's performance. The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.
(b)Gain resulting from a court-approved settlement related to payment card interchange fees.
(c)Net expenses related to organizational restructuring and related corporate office lease amendment actions.
(d)Related to the write-down of the Skip Hop tradename asset.
(e)Related to the redemption of the $500 million aggregate principal amount of senior notes due 2025 in April 2022 that were previously issued by a wholly-owned subsidiary of the Company.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	For the fiscal quarter ended		For the fiscal year ended
	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	35,992,362	37,453,066	36,589,922	38,822,737
Dilutive effect of equity awards	3,172	11,001	3,344	27,908
Diluted number of common and common equivalent shares outstanding	35,995,534	37,464,067	36,593,266	38,850,645

As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$106,511	$80,179	$232,500	$250,038
Income allocated to participating securities	(2,076)	(1,251)	(4,285)	(3,714)
Net income available to common shareholders	$104,435	$78,928	$228,215	$246,324
Basic net income per common share	$2.90	$2.11	$6.24	$6.34
Diluted net income per common share:
Net income	$106,511	$80,179	$232,500	$250,038
Income allocated to participating securities	(2,076)	(1,251)	(4,285)	(3,712)
Net income available to common shareholders	$104,435	$78,928	$228,215	$246,326
Diluted net income per common share	$2.90	$2.11	$6.24	$6.34
As adjusted (a):
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$101,199	$87,039	$230,605	$272,049
Income allocated to participating securities	(1,969)	(1,362)	(4,249)	(4,056)
Net income available to common shareholders	$99,230	$85,677	$226,356	$267,993
Basic net income per common share	$2.76	$2.29	$6.19	$6.90
Diluted net income per common share:
Net income	$101,199	$87,039	$230,605	$272,049
Income allocated to participating securities	(1,969)	(1,362)	(4,248)	(4,055)
Net income available to common shareholders	$99,230	$85,677	$226,357	$267,994
Diluted net income per common share	$2.76	$2.29	$6.19	$6.90

(a) In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments presented above. The Company excluded approximately $5.3 million and $1.9 million in after-tax benefits from these results for the quarter and fiscal year ended December 30, 2023, respectively. The Company excluded approximately $6.9 million and $22.0 million in after-tax expenses from these results for the quarter and fiscal year ended December 31, 2022, respectively.

RECONCILIATION OF ADJUSTED RESULTS TO GAAP
(unaudited)

The following table provides a reconciliation of EBITDA and Adjusted EBITDA for the periods indicated to net income, which is the most directly comparable financial measure presented in accordance with GAAP:

	Fiscal quarter ended		Fiscal year ended
(dollars in millions)	December 30, 2023	December 31, 2022	December 30, 2023	December 31, 2022
Net income	$106.5	$80.2	$232.5	$250.0
Interest expense	7.6	9.3	34.0	42.8
Interest income	(2.0)	(0.4)	(4.8)	(1.3)
Tax expense	31.4	20.3	69.7	66.7
Depreciation and amortization	15.6	16.5	64.1	65.3
EBITDA	$159.1	$125.8	$395.6	$423.5

Adjustments to EBITDA
Benefit from credit card settlement (a)	$(6.9)	$—	$(6.9)	$—
Organizational restructuring (b)	—	—	4.4	—
Intangible asset impairment (c)	—	9.0	—	9.0
Loss on extinguishment of debt (d)	—	—	—	19.9
Total adjustments	(6.9)	9.0	(2.5)	28.9
Adjusted EBITDA	$152.2	$134.8	$393.0	$452.5

(a)Gain resulting from a court-approved settlement related to payment card interchange fees.
(b)Net expenses related to organizational restructuring and related corporate office lease amendment actions.
(c)Related to the write-down of the Skip Hop tradename asset.
(d)Related to the redemption of the $500 million aggregate principal amount of senior notes due 2025 in April 2022 that were previously issued by a wholly-owned subsidiary of the Company.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. We define EBITDA as net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in the footnotes (a) - (d) to the table above.

We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. These measures are used by the Company's executive management to assess the Company's performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The tables below reflect the calculation of constant currency for total net sales of the International segment and consolidated net sales for the fiscal quarter and fiscal year ended December 30, 2023:

	Fiscal quarter ended
	Reported Net Sales December 30, 2023	Impact of Foreign Currency Translation	Constant-Currency Net Sales December 30, 2023	Reported Net Sales December 31, 2022	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$857.9	$2.2	$855.6	$912.1	(5.9)%	(6.2)%
International segment net sales	$130.7	$2.2	$128.5	$124.9	4.6%	2.8%

	Fiscal year ended
	Reported Net Sales December 30, 2023	Impact of Foreign Currency Translation	Constant-Currency Net Sales December 30, 2023	Reported Net Sales December 31, 2022	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$2,945.6	$0.1	$2,945.5	$3,212.7	(8.3)%	(8.3)%
International segment net sales	$429.2	$0.1	$429.2	$452.1	(5.1)%	(5.1)%

The Company evaluates its net sales on both an “as reported” and a “constant currency” basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods. Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period. The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar. The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in our net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.
Note: Results may not be additive due to rounding.